Exhibit 10.11

June 28, 2013

Electronic Delivery

Dorvin Lively

Dear Dorvin:

This letter (the “Agreement”) will confirm our offer to you of employment with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow.

1. Position and Duties.

(a) Effective as of July 25, 2013 (the “Start Date”), you will be employed by the Company, on a full-time basis, as its Chief Financial Officer. In addition, you may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation.

(b) You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. You also agree to comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.

2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company will pay you a base salary at the rate of $450,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board of Managers of the Company (the “Board”) in its discretion (as adjusted, from time to time, the “Base Salary”).

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(b) Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus. For the 2013 fiscal year, you will be eligible to earn a pro-rated annual bonus. Your target bonus will be 50% of your Base Salary, with the actual amount of any such bonus being determined by the Board in its discretion, based on your performance and that of the Company against goals established by the Board after consultation with you. Annual bonuses will be payable within two and one half months following the close of the year for which the bonus is earned.

(c) Equity Compensation. Promptly following the Start Date, and subject to the receipt of any required approvals, you will be awarded a profits interest equal to 1.5% of the equity of Pla-Fit Holdings, LLC (the “Parent”) under the Pla-Fit Holdings, LLC 2013 Equity Incentive Plan (the “Plan”) (such award, the “Grant”). The terms and conditions of the Grant shall be set forth in a grant award agreement. The Grant shall be subject to the terms of the Plan, the grant award agreement, the LLC agreement of the Parent and any other applicable agreements and other restrictions and limitations generally applicable to the equity of the Parent or equity awards held by Company executives or otherwise imposed by law. You will not be eligible to receive any other equity of the Parent, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for you individually by the Board.

(d) Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for senior executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan). Your participation in any such employee benefit plans will be subject to the terms of the applicable plan documents, generally applicable Company policies and any other restrictions or limitations imposed by law.

(e) Vacations. You will be entitled to earn up to twenty (20) days of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(f) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

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(g) Relocation Expenses. The Company will reimburse you for the reasonable expenses incurred by you in connection with your relocation to the Newington, New Hampshire area within three (3) months following the Start Date, up to a maximum amount of $50,000, provided that you provide reasonable substantiation and documentation for any such expenses not later than thirty (30) days following the date on which the applicable expense is incurred, and subject to the other terms and conditions set forth in Section 2(f) hereof.

(h) Travel Expenses. The Company will reimburse you for the reasonable travel expenses incurred by you in connection with travel between your residence in Texas and the Newington, New Hampshire area for a period of up to three (3) months following the Start Date, up to a maximum of two (2) round-trip visits per month, provided that you provide reasonable substantiation and documentation for any such expenses not later than thirty (30) days following the date on which the applicable expense is incurred, and subject to the other terms and conditions set forth in Section 2(f) hereof.

(i) COBRA Continuation Costs. The Company will reimburse you for your actual costs incurred in maintaining group health insurance coverage from your former employer pursuant to the federal law known as “COBRA”, up to $780 per month, until you become eligible for coverage under the group health plans of the Company.

(j) D&O Liability Insurance. The Company will use commercially reasonable efforts to maintain directors’ and officers’ liability insurance in a coverage amount not less than that in effect as of the first date of your employment hereunder. The coverage under any such policy shall be subject to the terms and conditions thereof.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

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(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d) Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i) While you are employed by the Company and during the two (2) year period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company does business or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company.

(ii) During the Restricted Period, you will not directly or indirectly (a) solicit or encourage any customer or franchisee of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer, or franchisee or prospective franchisee, of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer, or franchisee or prospective franchisee, conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer or franchisee of the Company or any of its Affiliates at any time within the immediately preceding two (2) year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or one of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.

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(iii) During the Restricted Period, you will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding two (2) years.

(e) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3, and that you received a copy of this Agreement at the time that you received your offer of employment from the Company. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company, shall operate to excuse you from the performance of your obligations under this Section 3.

4. Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company For Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (i) your substantial failure to perform (other than by reason of disability),

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or gross negligence in the performance of, your duties and responsibilities to the Company or any of its Affiliates, which failure or neglect, if susceptible of cure, remains uncured or continues or recurs more than ten (10) business days after delivery of written notice from the Company setting out the nature of such failure or neglect; (ii) your material breach of this Agreement or any other agreement between you and the Company or any of its Affiliates, where such breach, if susceptible of cure, remains uncured or continues or recurs more than ten (10) business days after delivery of written notice from the Company setting out the nature of such failure or negligence or recurs after once being cured; (iii) your commission of a felony or other crime involving moral turpitude or (iv) other conduct by you that is or could reasonably be expected to be harmful to the business interests or reputation of the Company or any of its Affiliates.

(b) By the Company Without Cause. The Company may terminate your employment hereunder at any time other than for Cause upon notice to you.

(c) Resignation by You for Good Reason. You may terminate your employment hereunder for Good Reason by (i) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition; (ii) providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (iii) terminating your employment within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without your consent, shall constitute “Good Reason” for termination of your employment by you: (A) material diminution in the nature or scope of your duties, authority and/or responsibilities as Chief Financial Officer that, taken as a whole, effectively constitutes a demotion; provided, however, that the Company’s failure to continue your appointment or election as a director or officer of any of its Affiliates shall not constitute Good Reason or (B) a material reduction in Base Salary.

(d) Resignation by You Without Good Reason. You may terminate your employment hereunder at any time upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary for that portion of the notice period so waived.

(e) Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your Base Salary and to provide you benefits in accordance with Section 2(d) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days; provided, that any Base Salary payable during such period shall be reduced by the amount of any benefits payable to you during such period under any disability benefit plan of the Company. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform

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substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) compensation at the rate of your Base Salary for any vacation time earned but not used as of the date your employment terminates; (iii) any annual bonus awarded but not yet paid for the bonus year preceding the year in which termination occurs; and (iv) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”).

(b) Severance Payments. In the event of the termination of your employment pursuant to Section 4(b) or Section 4(c) hereof, the Company will pay you, in addition to Final Compensation, your Base Salary for the period of twelve (12) months following the date of such termination (“Severance Payments”). Any obligation of the Company to provide you the Severance Payments is conditioned on your signing and returning to the Company a timely and effective separation agreement containing a release of claims and other customary terms in the form provided to you by the Company at the time your employment is terminated (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. Subject to Section 6(a), the first payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination; but that first payment shall be retroactive to the date of termination.

(c) Benefits Termination. Except for any right you may have under COBRA to continue participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any payment of Severance Payments or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

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(d) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company to make payments to you under Section 5(b), and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within 6 months following the date of termination, shall instead be paid on the next business day following the expiration of such 6 month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

7. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

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“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9. Tax Treatment. You will be treated as a partner for tax purposes with respect to all compensation and employee benefits provided hereunder. You hereby acknowledge that you will be solely responsible for satisfying any tax liability with respect to such compensation and benefits, including without limitation self-employment taxes. The Company will provide you with an additional payment to approximately offset the additional costs related to such tax treatment, in an amount determined by the Board in good faith.

10. Conditions to Offer of Employment. This offer of employment is conditioned on your satisfactory completion of a reference check and a background check. A copy of the background check authorization form is enclosed. You must sign and return the authorization form to the Company at the time that you sign and return this Agreement.

11. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

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12. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New Hampshire contract and shall be governed and construed in accordance with the laws of the State of New Hampshire, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this Agreement, the parties agree to submit to the exclusive jurisdiction of the federal and state courts in and of the State of New Hampshire.

14. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me by July 2, 2013. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,
PLA-FIT FRANCHISE, LLC

By:	/s/ Christopher Rondeau
Christopher Rondeau
Chief Executive Officer

Accepted and Agreed:

Signature:	/s/ Dorvin Lively
Dorvin Lively

Date:	7-2-13

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